Exhibit 99.1

NV5 Prices Underwritten Public Offering of Common Stock

Hollywood, FL – August 9, 2018 – NV5 Global, Inc. (the “Company” or “NV5”) (NASDAQ: NVEE), a provider of professional and technical engineering and consulting solutions, today announced the pricing of an underwritten public offering of 1,270,000 shares of its common stock at a price of $79.00 per share. A selling stockholder named in the prospectus supplement related to the offering has granted the underwriters a 30-day option to purchase 190,500 additional shares of the Company’s common stock at the public offering price. After the underwriting discount and estimated offering expenses payable by the Company, NV5 expects to receive net proceeds of approximately $93.5 million. The Company will not receive any proceeds from the sale of its common stock by the selling stockholder if such 30-day option is exercised. The offering is expected to close on August 13, 2018, subject to customary closing conditions.

BofA Merrill Lynch and Roth Capital Partners are acting as joint book-running managers for the offering.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include paying for possible acquisitions from its current pipeline or the expansion of its business and providing working capital.

The shares described above are being offered by NV5 and, if applicable, the selling stockholder pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). An electronic prospectus supplement relating to the offering is being filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com; and from Roth Capital Partners, 888 San Clemente Drive, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, http://www.sec.gov.

About NV5

NV5 Global, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, engineering and support services, energy, program management, and environmental solutions. The Company operates out of more than 100 locations nationwide and in Macau, Hong Kong and the UAE.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this news release. Such factors include: (a) our ability to successfully execute our mergers and acquisitions strategy, and the subsequent integration of new companies into our business; (b) changes in demand from the local and state government and private clients that we serve; (c) general economic conditions, nationally and globally, and their effect on the market for our services; (d) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (e) changes in laws, regulations, or policies; and (f) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact
NV5 Global, Inc.
Jenna Carrick

Investor Relations Manager
Tel: +1-916-641-9124
Email: ir@nv5.com